Paulson Investment Company, Inc. to Sponsor ValueRich Small-Cap Financial Expo in Las Vegas

Event Scheduled for October 25-26, 2006 at Wynn Las Vegas Resort

PORTLAND, OR -- 10/17/2006 -- Paulson Investment Company, Inc., a wholly owned subsidiary of Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), today announced its sponsorship of the upcoming ValueRich Small-Cap Financial Expo, to be held in Las Vegas.

EVENT AT A GLANCE:

WHEN:

Wednesday, October 25, 2006 - Thursday, October 26, 2006

WHERE:

Wynn Las Vegas Resort
3131 Las Vegas Boulevard South
Las Vegas, Nevada
WHAT:

The ValueRich Small-Cap Financial Conference will feature nearly 50 small-cap companies, whose senior executive teams will connect with top Wall Street investment bankers, money managers, institutional investors, fund managers, research analysts, qualified investors, attorneys and accountants.

Several past corporate finance clients of Paulson Investment Company, Inc. are scheduled to sponsor or present at the conference, including AMS Health Sciences, Inc. (AMEX: AMM); Ascent Solar Technologies, Inc. (NASDAQ: ASTI); Edgar Online, Inc. (NASDAQ: EDGR); Global Payment Technologies, Inc. (NASDAQ: GPTX); and Universal Guardian Holdings, Inc. (OTCBB: UGHO).

About ValueRich, Inc.

ValueRich, Inc. operates various online and offline media-based properties for corporate and financial professionals, including a B2B Web community, ValueRich Magazine and the semi-annual, large-scale ValueRich Small-Cap Financial Expos. The Company's corporate mission is to create the world's largest and most active community of Wall Street professionals and small-cap public company executives through an integrated portfolio of products and services.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten nearly 160 public and private offerings and has generated more than $1 billion for client companies. For more information, please visit www.paulsoninvestment.com.

Paulson Investment Company, Inc. may have led the private or public offering of one or more of the companies affiliated with this conference, and may make a market in one or more of the securities affiliated with this conference. These markets may, however, be changed at any time without notice. Individuals associated with Paulson Investment Company, Inc., and its officers and/or directors may hold shares in companies affiliated with this conference and may increase or decrease such holdings without notice. This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
via email at plcc@efcg.net